As filed with the Securities and Exchange Commission on March 26, 2015

Registration No. 333-183330

Registration No. 333-188259

Registration No. 333-195676

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8 REGISTRATION STATEMENT NO. 333-183330

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8 REGISTRATION STATEMENT NO. 333-188259

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8 REGISTRATION STATEMENT NO. 333-195676

UNDER

THE SECURITIES ACT OF 1933

E2open, Inc.

(Exact name of registrant as specified in its charter)

Delaware	94-3366487
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4100 East Third Avenue, Suite 400

Foster City, California 94404

(Address of principal executive offices including zip code)

2003 Stock Plan

2012 Equity Compensation Plan

(Full title of the plans)

Mark E. Woodward

Peter J. Maloney

E2open, Inc.

4100 East Third Avenue, Suite 400

Foster City, California 94404

(650) 645-6500

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

Gordon R. Caplan

Morgan D. Elwyn

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

(212) 728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of E2open, Inc. (the “Company”), filed by the Company with the Securities and Exchange Commission (the “Commission”):

•	Registration Statement on Form S-8 (No. 333-183330), originally filed with the Commission on August 15, 2012 pertaining to the registration of 2,736,701 shares of common stock of the Company, par value $0.001 per share (“Common Stock”), relating to the 2012 Equity Compensation Plan.

•	Registration Statement on Form S-8 (No. 333-183330), originally filed with the Commission on August 15, 2012 pertaining to the registration of 2,801,038 shares of Common Stock, relating to the 2003 Stock Plan.

•	Registration Statement on Form S-8 (No. 333-188259), originally filed with the Commission on April 30, 2013 pertaining to the registration of 1,272,156 shares of Common Stock, relating to the 2012 Equity Compensation Plan.

•	Registration Statement on Form S-8 (No. 333-195676), originally filed with the Commission on May 5, 2014 pertaining to the registration of 1,441,255 shares of Common Stock, relating to the 2012 Equity Compensation Plan.

On February 4, 2015, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Eagle Parent Holdings, LLC, a Delaware limited liability company (“Parent”), and Eagle Acquisition Sub, Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Acquisition Sub”), providing for, among other things, the merger of Acquisition Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation, wholly-owned by Parent. The Merger became effective on March 26, 2015 (the “Effective Time”), pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.

In the Merger, each share of Common Stock issued and outstanding immediately prior to the Effective Time (together with the associated rights issued pursuant to the Preferred Shares Rights Agreement, dated January 16, 2015, by and between the Company and Computershare Trust Company, N.A., the “Shares”), other than (i) Shares owned by Parent, Acquisition Sub, the Company or any other direct or indirect wholly-owned subsidiary of Parent, Acquisition Sub or the Company and (ii) Shares owned by stockholders who validly exercised dissenters’ rights under Delaware law with respect to such Shares, was cancelled and converted into the right to receive $8.60 per Share in cash, without interest thereon and less any applicable withholding taxes.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. The Company hereby removes from registration all securities registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Foster City, State of California on this 26th day of March, 2015.

E2OPEN, INC.

By:	/s/ Mark E. Woodward
Mark E. Woodward
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, these Post-Effective Amendments to the Registration Statements have been signed by the following persons on this 26th day of March, 2015 in the capacities indicated.

Signatures	Title

/s/ Mark E. Woodward Mark E. Woodward	President and Chief Executive Officer (Principal Executive Officer)

/s/ Peter J. Maloney Peter J. Maloney	Chief Financial Officer (Principal Financial Officer and Accounting Officer)

/s/ Deven Parekh Deven Parekh	Director

/s/ Ryan Hinkle Ryan Hinkle	Director

/s/ Ross Devor Ross Devor	Director

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